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STATEMENT REGARDING COMPUTATION OF RATIOS                             Exhibit 12
Parkway Properties, Inc.
Ratio of earnings to fixed charges
For Parkway S-3 Registration Statement
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

                                             3 Months Ended        3 Months Ended        3 Months Ended         Year Ended
                                                 3-31-96              6-30-96               9-30-96              12-31-95
                                                 -------              -------               -------              --------

Net income                                       786,873.27         6,413,218.25         1,621,259.94         11,819,696.12

Adjustments:
  Gains on securities                            190,110.07           (62,309.75)         (431,481.38)        (4,314,452.33)
  Gains on mortgage loans and REO               (193,488.63)       (5,506,694.06)         (162,801.52)        (6,551,870.73)
  Income tax provision                                 0.00            22,500.00                 0.00             82,482.00

  Fixed charges                                  747,505.52           924,268.76         1,328,276.79          2,521,791.88
                                               ------------        -------------        -------------        --------------
Total earnings for calculation                 1,531,000.23         1,790,983.20         2,355,253.83          3,557,646.94
Divided by
Fixed charges                                    747,505.52           924,268.76         1,328,276.79          2,521,791.88
                                              -------------        -------------        -------------        --------------

Ratio of earnings to fixed charges                     2.05                 1.94                 1.77                  1.41
                                              =============        =============        =============        ==============

Fixed charges consist of:
Interest expense on REO properties               627,140.12           703,415.51         1,059,033.33          2,230,491.59
Interest expense on bank debt                          0.00            93,928.97             1,490.62            156,182.33
Interest expense on wrap notes                   120,365.40           110,138.60           109,848.97            135,117.96
Amortization of loan costs-REO
Amortization of loan costs-bank lines                                  16,785.68            19,663.87
Preferred stock dividend ($.24/share)                                                      138,240.00
(576,000 x $.24)                              -------------        -------------        -------------        --------------


Total fixed charges                              747,505.52           924,268.76         1,328,276.79          2,521,791.88
                                              -------------        -------------        -------------        --------------
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
                                             6 Months Ended        Year Ended             Year Ended            Year Ended
                                                 12-31-94            6-30-94                6-30-93               6-30-92
                                                 -------             -------                -------               --------


Net income                                     1,005,727.12         1,303,463.62         2,711,658.35         (2,863,425.74)

Adjustments:
  Gains on securities                            (27,393.11)         (579,325.85)          (21,759.97)         2,437,011.28
  Gains on mortgage loans and REO               (529,530.75)          112,899.66        (2,474,024.07)          (590,251.40)
  Income tax provision                               313.24               957.16             3,202.71             11,224.83

  Fixed charges                                1,217,874.66         2,422,549.81         2,487,423.62          2,546,980.03
                                              -------------         ------------         ------------          ------------
Total earnings for calculation                 1,666,991.16         3,260,544.40         2,706,500.64          1,541,539.00
Divided by
Fixed charges                                  1,217,874.66         2,422,549.81         2,487,423.62          2,546,980.03
                                              -------------         ------------         ------------          ------------
Ratio of earnings to fixed charges                     1.37                 1.35                 1.09                  0.61
                                              =============         ============         ============          ============
Fixed charges consist of:
Interest expense on REO properties             1,077,945.26         2,391,873.85         2,487,423.62          2,546,826.86
Interest expense on bank debt                    139,929.40            30,675.96                 0.00                153.17
Interest expense on wrap notes                         0.00                 0.00                 0.00                  0.00
Amortization of loan costs-REO
Amortization of loan costs-bank lines
Preferred stock dividend ($.24/share)
(576,000 x $.24)                              -------------         ------------         ------------         -------------

Total fixed charges                            1,217,874.66         2,422,549.81         2,487,423.62          2,546,980.03
                                              -------------         ------------         ------------          ------------



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